Filed Pursuant to Rule 424(b)(7)

Registration No. 333-259670

PROSPECTUS SUPPLEMENT NO. 1

Dated October 13, 2021

(To prospectus dated September 20, 2021)

Shares of Common Stock

Pacific Biosciences of California, Inc.

This Prospectus Supplement No. 1 amends and supplements the prospectus dated September 20, 2021 included in a registration statement that we filed with the SEC using the “shelf” registration process.

The “Selling Stockholders” table on page 9 of the prospectus is hereby modified to reflect the actual number of shares received by the named selling stockholders in the acquisition of Omniome, Inc. by Pacific Biosciences of California, Inc. The information below is based on information provided to us by or on behalf of the selling stockholders listed below on October 12, 2021, and we have not independently verified this information. The percentage of shares beneficially owned below is based on 199,197,784 shares of our Common Stock outstanding on August 31, 2021, determined in accordance with Rule 13d-3 under the Exchange Act of 1934, as amended.

This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained herein supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

SELLING STOCKHOLDERS

	Prior to the Offering			After the Offering
Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered For Resale	Shares Beneficially Owned After the Offering	Percent of Shares of Common Stock Outstanding
Altitude Ventures Management, LLC (2)	368,597	0.18%	368,597	—	—
ARCH Venture Fund VIII, L.P. (3)	1,178,257	0.57%	1,178,257	—	—
Arnold Oliphant	272,258	0.13%	272,258
Biomatics Capital Partners, L.P. (4)	459,242	0.22%	459,242	—	—
David Mullarkey	321,572	0.15%	321,572	—	—
Decheng Capital China Life Sciences USD Fund III, L.P. (5)	1,463,872	0.70%	1,463,872	—	—
Domain Partners VIII, L.P. (6)	705,152	0.34%	705,152	—	—
HH SPR-VII Holdings Limited (7)	911,039	0.44%	911,039	—	—
Madrone Opportunity Fund, L.P. (8)	8,415,933	4.04%	1,165,933	7,250,000	3.48%
Other selling stockholders	2,071,722	1.00%	2,065,658	6,064	*

*	Represents less than .01%

(1)	Information concerning the named selling stockholder or future transferees, pledgees, assignees, distributees, donees or successors of or from the selling stockholder or others who later hold the selling stockholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is not material. In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in this prospectus.
(2)	Altitude Ventures Management, LLC, is the general partner of Altitude Life Science Ventures Fund II, L.P. and Altitude Life Science Ventures Side Fund II, L.P., and has the power to direct the affairs of Altitude Life Science Ventures Fund II, L.P. and Altitude Life Science Ventures Side Fund II, L.P., including decisions with respect to voting and sale of shares of common stock.
(3)	ARCH Venture Partners VIII, L.P. (AVP VIII LP) is the sole general partner of ARCH Venture Fund VIII, L.P. (ARCH Venture Fund VIII). ARCH Venture Partners VIII, LLC (AVP VIII LLC) is the sole general partner of AVP VIII LP and has the power to direct the affairs of ARCH Venture Fund VIII, including decisions with respect to voting and sale of shares of Common Stock. Keith Crandell, Clinton Bybee and Robert Nelsen are the managing directors of AVP VIII LLC and accordingly, may also be deemed to share the power to direct the disposition and vote of the shares held by ARCH Venture Fund VIII. Each Managing Director disclaims beneficial ownership except to any pecuniary interest therein.
(4)	Biomatics Capital Management, LLC is the general partner of Biomatics Capital Partners, L.P., and has the power to direct the affairs of Biomatics Capital Partners, L.P. including decisions with respect to voting and sale of shares of Common Stock. Boris Nikolic and Julie Sunderland are the managing members of Biomatics Capital Management, LLC and, accordingly, share voting and dispositive power over the shares held by Biomatics Capital Partners, L.P. The managing members disclaim beneficial ownership except to the extent of their respective pecuniary interests therein.
(5)	Decheng Capital Management III (Cayman), LLC is the general partner of Decheng Capital China Life Sciences USD Fund III, L.P., and has the power to direct the affairs of Decheng Capital China Life Sciences USD Fund III, L.P. including decisions with respect to voting and sale of shares of Common Stock. Xiangmin Cui is the sole manager of Decheng Capital Management III (Cayman), LLC and, accordingly, has voting and dispositive power over the shares held by Decheng Capital China Life Sciences USD Fund III, L.P. The sole manager disclaims beneficial ownership except to any pecuniary interest therein.
(6)	One Palmer Square Associates VIII, LLC is the general partner of Domain Partners VIII, L.P., and has the power to direct the affairs of Domain Partners VIII, L.P. including decisions with respect to voting and sale of shares of Common Stock. James C. Blair, Brian H. Dovey, Brian K. Halak, Jesse I. Treu and Nicole Vitullo are the managing members of One Palmer Square Associates VIII, LLC and, accordingly, share voting and dispositive power over the shares held by Domain Partners VIII, L.P. Each managing member disclaims beneficial ownership except to the extent of their respective pecuniary interests therein.
(7)	Hillhouse Investment Management, Ltd. is deemed to control the voting power of the shares held by HH SPR-VII Holdings Limited.
(8)	Madrone Capital Partners, LLC is the general partner of Madrone Opportunity Fund, L.P. and has the power to direct the affairs of Madrone Opportunity Fund, L.P., including decisions with respect to voting and sale of shares of Common Stock. Greg Penner, Jameson McJunkin, and Thomas Patterson are the managers of Madrone Capital Partners, LLC and, accordingly, share voting and dispositive power over the shares held by Madrone Opportunity Fund, L.P. Each manager disclaims beneficial ownership except to the extent of their respective pecuniary interests therein.